Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-237038, 333-220577, 333-207330, and 333-195524) on Form S-8 of Digital Realty Trust, Inc., (Nos. 333-270596, 333-220887, 333-129688, and 333-286425) on Form S-3 of Digital Realty Trust, Inc., and (No. 333-270596-01) on Form S-3 of Digital Realty Trust, L.P. of our reports dated February 13, 2026, with respect to the consolidated financial statements of Digital Realty Trust, Inc. and subsidiaries and Digital Realty Trust, L.P. and subsidiaries, and the effectiveness of internal control over financial reporting of Digital Realty Trust, Inc. and subsidiaries.

/s/ KPMG LLP

Chicago, Illinois
February 13, 2026